Exhibit 5.1



April 29, 1998



Securities and Exchange Commission
Division of Corporation Finance
450 Fifth Street, N.W.
Judiciary Plaza
Washington, DC  20549

      RE:  Vencor Healthcare, Inc. 1998 Non-Employee Directors Stock Option Plan
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Ladies and Gentlemen:

         I am the general counsel of Vencor Healthcare, Inc. and have reviewed the Registration Statement on Form S-8 ("Registration Statement") under the Securities Act of 1933, as amended covering an aggregate of 298,073 shares of Common Stock, par value $.25 per share (the "Shares") of Vencor Healthcare, Inc., a Delaware corporation (the "Company"), to be issued pursuant to the Vencor Healthcare, Inc. 1998 Non-Employee Directors Stock Option Plan (the "Plan").

         I have examined and am familiar with the Restated Certificate of Incorporation, as amended, and the Amended and Restated By-Laws of the Company, and the various corporate records and proceedings relating to the proposed issuance of the Shares. I have also examined such other documents and proceedings as I have considered necessary for the purpose of this opinion.

         Based on the foregoing, it is my opinion that the Shares have been duly authorized and, when issued and paid for in accordance with the terms of the Registration Statement and the Plan, will be validly issued, fully paid and nonassessable.

         I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                            Very truly yours,

                                            /s/Jill L. Force
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                                            Jill L. Force